SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2009

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 401
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreements described below.  The discussion is qualified in its entirety by the full text of the agreements.

On March 24, 2009 we entered into a Media and Marketing Services Agreement (the “Agreement”) with GR Match, LLC (“GRM”).  Pursuant to the Agreement, GRM provides direct response media campaigns, including radio and television direct response commercials, to promote our products and services and purchases media time on our behalf.  Since entering into the Agreement, we have expanded the advertising, marketing, and sale of our products under a private label brand name (the “Private Label Products”).  In order to extend the benefits of the Agreement to the advertising, marketing and sale of the Private Label Products, on October 26, 2009 GRM executed a copy of the Second Amendment to Media and Marketing Services Agreement (the “Second Amendment”), which we received on November 2, 2009.

In conjunction with executing the Second Amendment, we also agreed to modify three warrants that we granted to GRM on March 24, 2009 (the “Warrants”).  Pursuant to the Second Amendment, if any of the Warrants are outstanding and we sell and issue our common stock at a price per share less than the exercise price set forth in the applicable Warrant, as adjusted thereunder (such issuances collectively, a “Lower Priced Issuance”), without the prior written consent of GRM, then 37.5% of any unexpired and unvested rights of GRM to purchase shares of our common stock pursuant to one of the Warrants, which is commonly referred to as the “Media Services Warrant”, shall immediately and automatically vest in full without any notice or action of GRM.  The Media Services Warrant is a 5 year warrant for the purchase of 8,000,000 shares of our common stock at an exercise price of $1.25 per share.  The Media Services Warrant may be exercised only with cash and is subject to vesting as follows:  for each $2 of media placement costs advanced by GRM on our behalf, the right to purchase one share of our common stock vests. A Lower Priced Issuance does not include:  (a) shares of our common stock which are issued to employees, officers, directors or consultants (other than any consultant which engages in any business which is competitive with or provides any services which are similar to the business of or services provided by GRM or any of its affiliates as determined at the time of the Lower Priced Issuance), (b) securities issued upon the exercise or exchange of or conversion of any securities issued and outstanding on the date each of the Warrants was issued, or (c) securities issued pursuant to acquisitions or strategic transactions

On November 2, 2009 we also received from GRM an executed copy of the First Amendment to Securities Purchase Agreement (the “SPA Amendment”), which was also dated October 26, 2009.  The original Securities Purchase Agreement was entered into on June 3, 2009.  Pursuant to the Securities Purchase Agreement, we issued to GRM 1,142,860 shares of our common stock for an aggregate purchase price of $2,000,005, of which $400,000 was to be used for the creation and production by Guthy-Renker of television commercials advertising the Corporation’s products and services (the “Commercial Funds”).

Section 4.5 of the Securities Purchase Agreement provides that we and GRM will use good faith efforts to enter into a license agreement pursuant to which we will grant to GRM a non-exclusive, worldwide license to exploit, advertise, market and sell our Private Label Products for a period that was to expire as of the later of (i) 5 years following the execution of the license agreement or (ii) the expiration or earlier termination of the term of any applicable license agreement relating to the Private Label Products.  By signing the SPA Amendment, Section 4.5 of the Securities Purchase Agreement has been revised to provide that we and GRM will use good faith efforts to enter into a license agreement pursuant to which we will grant to GRM an exclusive, worldwide license to exploit, advertise, market and sell our products under the “doublemyspeed” brand name or such other private label brand name which is mutually agreed to by us and GRM for a period of 5 years, unless otherwise extended, renewed or terminated pursuant to the provisions of the license agreement.

In conjunction with signing the SPA Amendment, GRM has agreed that it will transfer to us the balance remaining of the Commercial Funds, which the parties expect to be approximately $180,000.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1   Second Amendment to Media and Marketing Services Agreement

Exhibit 10.2   First Amendment to Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 6, 2009

CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer